Exhibit 99.1

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders
Community Trust Financial Services Corporation

We have audited the accompanying consolidated balance sheet of Community Trust Financial Services Corporation and subsidiaries as of December 31, 2000, and the related consolidated statements of earnings, comprehensive income, changes in stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2000.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Community Trust Financial Services Corporation and subsidiaries as of December 31, 2000, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

PORTER KEADLE MOORE, LLP

By:       /s/    Porter Keadle Moore, LLP
                     Porter Keadle Moore, LLP

Atlanta, Georgia
February 2, 2001